EXHIBIT 10.6

FOURTH LEASE MODIFICATION AND EXTENSION AGREEMENT

Fourth Lease Modification and Extension Agreement (“Fourth Modification”) dated October 8, 2007 between ABNER PROPERTIES COMPANY, c/o Williams U.S.A. Realty Services Inc., 380 Madison Avenue, New York, New York 10017, (hereinafter referred to as “Landlord”) and ALLOY, INC. (f/k/a Alloy On-Line, Inc.), a Delaware corporation, having an office at 151 West 26th Street, New York, New York (hereinafter referred to as “Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into that certain lease agreement dated as of November 2, 1999 (hereinafter, together with any and all modifications, amendments and extensions thereof, collectively referred to as the “Lease”) Tenant leased from Landlord the entire rentable area of the eleventh (11th) floor (the “Original Demised Premises”), as now occupied; portions of the tenth (10th) floor known as 10th Floor Rear (the “First Additional Space”), and 10th Floor South (the “Second Additional Space”); and the entire rentable area of the ninth (9th) floor (the “Third Additional Space”), in the building known as 151 West 26th Street, New York, New York (the “Building”) for a term expiring on March 31, 2013; and

WHEREAS, Landlord and Tenant now desire to amend the Lease to (i) provide for Tenant to substitute the First Additional Space and Second Additional Space with the entire rentable area of the twelfth (12th) floor (“Substitution Space”); (ii) extend the term of the Lease with respect solely to the Substitution Space so that it shall expire on February 28, 2018 and (iii) otherwise modify the terms of the Lease as provided below;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto mutually covenant and agree as follows:

1. The term of the Lease, with respect solely to the Substitution Space, is hereby extended for an additional period of four (4) years and eleven (11) months so that it shall expire on February 28, 2018 instead of on the date set forth in the Lease for its expiration, subject, however, to any earlier termination under the terms of the Lease.

2. Effective as of November 1, 2007 (the “Substitution Space Commencement Date”), Landlord shall deliver and Tenant shall accept the Substitution Space in its “as is” condition with no work letter/work allowance and/or rental concession and/or abatement to be performed or granted by Landlord, except as provided herein and in Exhibit A hereof (“Landlord’s Work”), provided, however, Landlord shall permit Tenant and its representative immediate access to the Substitution Space fro the purposes of performing the Initial Work, as hereinafter defined, provided such access does not interfere with and/or delay the performance or increase the cost of the Landlord’s Work. Either as of February 28, 2008, or any earlier date thereto as selected by Tenant, provided that Tenant gives Landlord at least thirty days’ written notice thereof, which notice designates the desired surrender date of the First Additional Space and Second Additional Space (“Surrender Date”) Tenant shall surrender and Landlord shall accept possession of the First Additional Space and Second Additional Space, which premises are to be delivered free of all liens, claims, damages, occupants and personal property subject to the applicable provisions in the Lease which apply to the condition of the demised premises upon expiration of the term.; and thereupon, the premises demised to Tenant under the Lease shall be deemed to consist only of the Substitution Space; Original Demised Premises and Third Additional Space and the leasing thereof shall be upon all of the terms and conditions contained in the Lease as modified by this Fourth Modification; and Tenant’s obligation to pay rent as provided herein shall commence. In connection with the Landlord’s Work, Tenant agrees, if required, to provide access to the Substitution Space and will permit Landlord access thereto for the purposes of Landlord performing the Landlord’s Work without rent reduction or other concession to Tenant. Landlord agrees that the Landlord’s Work shall be conducted, to the extent practicable (but without the necessity of incurring overtime wages or other additional costs) in such manner so as to minimize interference with Tenant’s use of the Substitution Space. Tenant expressly acknowledges that in addition to all other rent and additional rent charges with respect to the Original Demised Premises, Substitution Space and Third Additional Space, Tenant shall also be responsible for all rent and additional rent charges with respect to the First Additional Space and Second Additional Space through the Surrender Date. Upon execution and delivery of this Fourth Modification between the parties hereto Landlord agrees to promptly commence and diligently perform the Landlord’s Work.

3. The following amendments to the Lease, with respect solely to the Substitution Space, shall become effective as of the Substitution Space Commencement Date:

(i) The “annual rental rate” shall be:

a) Five Hundred Ten Thousand ($510,000.00) Dollars per year ($42,500.00 per month) from the Substitution Space Commencement Date to and including October 31, 2008;

b) Five Hundred Twenty Five Thousand Three Hundred ($525,300.00) Dollars per year ($43,775.00 per month) from November 1, 2008 to and including October 31, 2009;

c) Five Hundred Forty One Thousand Fifty Nine ($541,059.00) Dollars per year ($45,088.25 per month) from November 1, 2009 to and including October 31, 2010;

d) Five Hundred Fifty Seven Thousand Two Hundred Ninety One ($557,291.00) Dollars per year ($46,440.92 per month) from November 1, 2010 to and including October 31, 2011;

e) Five Hundred Seventy Four Thousand Nine ($574,009.00) Dollars per year ($47,834.09 per month) from November 1, 2011 to and including October 31, 2012;

f) Six Hundred Twenty One Thousand Two Hundred Thirty ($621,230.00) Dollars per year ($51,769.17 per month) from November 1, 2012 to and including October 31, 2013;

g) Six Hundred Thirty Nine Thousand Eight Hundred Sixty Seven ($639,867.00) Dollars per year ($53,322.25 per month) from November 1, 2013 to and including October 31, 2014;

h) Six Hundred Fifty Nine Thousand Sixty Three ($659,063.00) Dollars per year ($54,921.92 per month) from November 1, 2014 to and including October 31, 2015;

i) Six Hundred Seventy Eight Thousand Eight Hundred Thirty Five ($678,835.00) Dollars per year ($56,569.58 per month) from November 1, 2015 to and including October 31, 2016;

j) Six Hundred Ninety Nine Thousand Two Hundred ($699,200.00) Dollars per year ($58,266.67 per month) from November 1, 2016 to and including October 31, 2017; and

k) Seven Hundred Twenty Thousand One Hundred Seventy Six ($720,176.00) Dollars per year ($60,014.67 per month) from November 1, 2017 to and including February 28, 2018;

(ii) The rent due for the use of water, as set forth in Article 29 of the Lease, and the contract price for sprinkler advisory service, as set forth in Article 30 of the Lease, shall be $150.00 each per month;

(iii) The percentage utilized for computing additional rent due to Real Estate Tax Increases as set forth in Article 41 of the Lease shall be 8.333%; and the base year utilized therein shall be 2007/2008; and

(iv) “Tenant’s Share” utilized for computing additional rent due to Utility Escalations as set forth in Article 71 (A)(v) of the Lease shall be 8.333% and the base year utilized in Article 71 (A)(iii) shall be 2007.

4. Anything herein to the contrary notwithstanding, and provided Tenant is not then in default in any of the terms, covenants and conditions of the Lease or this Fourth Modification, Fixed Rent payable hereunder with respect to the Substitution Space for the period of November 1, 2007 to and including April 30, 2008 shall be abated.

5. A. Tenant, at its sole cost and expense, shall cause to be prepared and delivered to the Landlord four (4) complete sets, including at least one (1) set of reproducible sepias, of final and complete dimensioned architectural plans, specifications, and working drawings, in a form ready for use as construction drawings (“Tenant’s Plans”) indicating the entire scope of the improvements and alterations which Tenant desires to perform in order to prepare the demised premises for its initial occupancy. Landlord agrees that Landlord shall not unreasonably withhold or condition its consent with respect to Tenant’s proposed improvements and alterations provided same do not adversely affect (i) any structural elements of the building, (ii) the exterior of the demised premises or the building, and (iii) any mechanical, electrical, plumbing, or other building system. Landlord shall notify Tenant of any objections Landlord may have with respect to the matters shown on Tenant’s Plans. Tenant shall at its cost, cause its architect to revise Tenant’s Plans in such manner as to eliminate Landlord’s objections and resubmit the revised Tenant’s Plans for Landlord’s approval. When Landlord shall determine that Tenant’s Plans are appropriate and satisfactory, Landlord shall cause same to be initialed on behalf of Landlord, thereby evidencing the approval thereof by Landlord, and shall return one (1) set so initialed to Tenant. Upon such approval Tenant at its sole cost and expense shall cause all of Tenant’s Plans to be filed with the appropriate governmental and quasi-governmental agencies having or asserting jurisdiction over the demised premises and/or the building. Landlord’s approval of Tenant’s Plans shall not be construed or deemed to be a representation or warranty by Landlord that Tenant’s Plans comply with the rules and regulations of the Department of Buildings of The City of New York or any other governmental and/or quasi-governmental authorities having or asserting jurisdiction over the demised premises or the building. Tenant shall comply with any changes in the Tenant’s Plans required by any governmental and/or quasi-governmental authorities having or asserting jurisdiction over the demised premises or the building and shall otherwise comply with the applicable provisions of Articles 3 and 44. Tenant proposes that the Initial Work hereunder shall be similar to the work performed by Tenant in the Original Demised Premises and the Third Additional Space, and in connection therewith, and notwithstanding anything to the contrary contained herein, Landlord hereby conceptually consents to such Initial Work subject to Tenant’s submission of full plans and specification regarding such Initial Work and Tenant’s compliance with all applicable provisions of the Lease and further provided that such alterations will not adversely affect the Building’s systems and/or adversely impact upon the structure of the Building.

(B) Tenant acknowledges that it has inspected the building and the demised premises and agrees to accept the demised premises in its “as is” physical condition as of the date possession is tendered to Tenant and acknowledges that Landlord shall not be obligated to make any improvements or alterations to the demised premises whatsoever.

(C) Landlord agrees that it shall reimburse Tenant for Work Cost (as hereinafter defined) for work performed by Tenant (“Tenant’s Initial Work”) performed in the demised premises, as provided in this subparagraph:

(i) Tenant’s Initial Work shall consist of the labor and materials and architectural services (exclusive of labor and materials and such services used to furnish or install trade fixtures, furniture, furnishings, moveable equipment and any personal property whatsoever) used by Tenant to construct permanent leasehold improvements and alterations, including without limitation, the furnishing and installation of air-conditioning units) and the installation of bathrooms in order to prepare the Substitution Space for its initial occupancy.

(ii) “Work Cost” shall mean the amount paid by Tenant for completed Tenant’s Initial Work.

(iii) “Requisition” shall mean a request by Tenant for a payment from Landlord under this Article for the Work Cost of the Tenant’s Initial Work to which the Requisition relates and shall consist of such documents and information from Tenant as Landlord may reasonably require to substantiate the items of Tenant’s Initial Work completed and paid for by Tenant and to determine the Work Cost for those items, and shall include without limitation, the following: bills, receipts, lien waivers, releases and estoppel letters from all contractors, subcontractors, vendors, materialmen and suppliers; and architects’ certifications;.

(a) From time-to-time, but not more than once a month, Tenant may give Landlord a Requisition for so much of the Work Cost as arose since the end of the period to which the most recent prior Requisition related, or, with respect to the first Requisition, for the initial Work Cost.

(b) If Tenant is not in material default under this Lease, within thirty (30) days after Landlord receives a Requisition, Landlord shall pay Tenant ninety percent (90%) of the Work Cost reflected in such Requisition and shall withhold the remaining ten percent (10%) of Work Cost (the “Retainage”); within thirty (30) days after Tenant furnishes Landlord with its final Requisition, which final Requisition shall reflect that all Tenant’s Initial Work has been completed and paid for in full by Tenant, Landlord shall pay Tenant all the Retainages.

(iv) The total payment to be made by Landlord shall not exceed the lesser of the total Work Cost or $400,000.00 (“Landlord’s Maximum Contribution”). The balance of the Work Cost shall be borne by Tenant.

(D) Tenant’s Final Plans shall comply with all rules and regulations and other requirements of any governmental authorities having or asserting jurisdiction over the demised premises or the building.

(E) Tenant may from time-to time prior to completion of Tenant’s Initial Work make such changes in the Tenant’s Initial Work as it deems appropriate, provided that with regard to any material changes (other than that required by governmental agencies) that would pursuant to Article 3 or 38 require Landlord’s consent, Landlord’s consent shall be obtained. Any such changes made prior to completion of Tenant’s Initial Work shall be considered part of Tenant’s Initial Work.

(F) Worker’s Compensation, public liability insurance, and property damage insurance, all in amounts and with companies and on forms reasonably satisfactory to Landlord, shall be provided and at all times maintained by Tenant’s contractors engaged in the performance of Tenant’s Initial Work and, before proceeding with the Tenant’s Initial Work, certificates of such insurance shall be furnished to Landlord.

6. Effective upon the execution and deliver of this Fourth Modification between the parties hereto:

(i) Article 66 of the Lease is hereby deleted therefrom and replaced with the following Article 66:

“66. INSURANCE

(A) Tenant, at Tenant’s sole cost and expense, shall obtain and maintain in effect commencing with the delivery of possession date and continuing throughout the term of this lease, insurance policies providing for the following coverage:(a) all risk property insurance, insuring Tenant’s merchandise, trade fixtures, furnishings, equipment and all items of personal property of Tenant located on or in the demised premises, in an amount equal to not less than the full replacement value thereof and business interruption/extra expense on an actual loss sustained basis, provided however that such amount shall be capped at $5,500,000.00. Any and all proceeds of such insurance, so long as the lease shall remain in effecti shall be used only to repair or replace or pay for the items so insured; (b) a commercial general liability policy, including Landlord and any entity in which Landlord owns an interest and any entity affiliated with Landlord and each of their members, managers, shareholders, directors, officers, partners, employees, servants and agents as additional insureds, protecting against any and all claims for injury to persons or property occurring in or about the demised premises and protecting against assumed or contractual liability under this lease with respect to the demised premises and the operations of Tenant and any subtenant of Tenant in, on or about the demised premises, with such policy to be in the minimum amount of$2MM combined single limit per occurrence/$2MM general aggregate per location, provided however, that at Landlord’s option, such minimum limit may from time to time, be increased, with such increase to occur not more often than once during each lease year during the term hereof; (c) products liability insurance for merchandise offered for sale or lease from the demised premises, including (if this Lease covers demised premises in which food and/or beverages are sold and/or consumed) liquor liability coverage (if applicable to Tenant’s business) and coverage for liability arising out of the consumption of food and/or alcoholic beverages on or obtained at the demised premises of, of not less than $2MM per occurrence /aggregate for bodily injury and death and property damage; (d) comprehensive automobile liability insurance, including non-owned auto and hired car coverage providing third party liability insurance, covering all licensed vehicles owned or operated by or on behalf of Tenant; (e) workers’ compensation coverage as required by law; (f) with respect to alterations, improvements and the like required or committed to be made by Tenant hereunder, contingent liability and builders risk insurance in amounts satisfactory to Landlord; and (g) the insurance required under any separate exhibits.

(B) All insurance policies herein to be procured by Tenant shall: (i) be written as primary coverage, not contributing with, nor in excess of, coverage that Landlord may carry; (ii) be issued by insurance companies reasonably satisfactory to Landlord, with a Best’s rating of no less than A VIII and authorized to do business in the State of the New York; (iii) shall contain any express waiver of any right of subrogation by the insurance company against Landlord, Landlord’s managing agent and their respective agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this lease. With respect to each and every one of the insurance policies herein required to be procured by Tenant, on or before the commencement date and before any such insurance policies shall expire, Tenant shall deliver to the Landlord a duplicate original or certified copy of each such policy or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this section and containing provisions specified herein, together with evidence of payment of all applicable premiums. Any insurance required to be carried hereunder, may be carried under a blanket policy covering the demised premises and other locations of Tenant. Each and every insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that, the insurer will endeavor to send notice of cancellation, material change or failure to renew the coverage provided by such insurance policy, provided however that Tenant shall be obligated to give Landlord notice of such cancellation or failure to renew the coverage of said insurance policy within one (I) business day after Tenant’s receipt of notice of same from its insurance carrier, and failure to do so shall be deemed a material default under the Lease. Tenant shall not do so or permit to be done any act or thing upon the demised premises that will invalidate or be in conflict with fire insurance policies covering the building containing the demised premises or any part thereof, including all common areas, or fixtures and property therein, or any other insurance policies or coverage referred to above in this Article; and Tenant shall promptly comply with rules, orders, regulations, or requirements relating to such insurance policies, and shall not do, or permit anything to be done, in or upon the demised premises, or bring or keep anything therein, which shall increase the rate of fire insurance on the building in which the demised premises are located or on any property, including all common areas, located therein, or increase the rate or rates of any other insurance referred to here in above. If any act or omission of Tenant, its agents, employees or contractors shall result in any increase in the premium rates applicable to any such insurance policies carried by Landlord, or other increased costs to Landlord in connection therewith, then Tenant shall reimburse Landlord on demand as additional rent for the amount of any such increased rates or costs. In particular, if Tenant uses the demised premises for the preparation of food, Tenant shall reimburse Landlord or demand, for any part of the premium for insurance coverage required to be paid on account of such use of the demised premises.

(C) Landlord and Tenant hereby release and waive all rights of recovery against each other, their officers, directors, shareholders, partners, joint venture partners, employees and agents for any loss arising from any cause covered by any insurance required to be carried by each of them pursuant to this Article, or any other insurance actually carried by each of them even if the loss is due to the negligence of the other. This waiver includes any deductibles and/or self insured retentions each chooses to retain. Each party shall cause its insurers to waive all rights of recovery by way of subrogation against the other in connection with any damage covered by any such policy.”

7. Upon Tenant’s written request, Landlord agrees to install a building standard skylight (“Skylight”) upon the Building’s roof in accordance with the provisions of this Article. Tenant expressly acknowledges that Tenant shall be responsible for fifty (50%) percent of any and all costs incurred by Landlord in connection with the Skylight (“Skylight Work”), including without limitation, the installation thereof, and such costs shall be paid upon demand therefor, provided that Landlord has delivered to Tenant evidence of such costs incurred and shall be deemed additional rent under the Lease. Landlord shall obtain two (2) bids from contractors for the performance of Skylight Work. Landlord’s solicitation of bids for the performance of Skylight Work, may include contractors designated by Tenant in writing, provided that such contractors are reasonably acceptable to Landlord for the performance of Skylight Work, and provided further, however, that Landlord’s previous experience with any such contractor may form a basis upon with Landlord may reasonably refuse to accept such contractor. Landlord shall forward to Tenant a copy of the accepted bid and within five (5) business days thereafter Tenant shall have the option to either (i) accept said bid in which event Tenant shall be responsible for the costs relative to the Skylight Work in accordance with the provisions of this Article; or (ii) reject such bid. If Tenant rejects the bid, Landlord will then submit to Tenant another bid for its consideration, provided however, that if Tenant rejects more than two (2) bids, Landlord shall have no further obligation to perform such Skylight Work. Supplementing the provisions of Article 4 of the Lease, Landlord shall be responsible for the repair of the Skylight, at Landlord’s, expense provided that any required repairs thereto are not occasioned by Tenant’s acts or omission. In addition, all repairs made by Landlord pursuant to this Article shall be conducted, to the extent practicable (but without the necessity of incurring overtime wages or other additional costs) in such manner so as to minimize interference with Tenant’s use of the demised premises.

8. Landlord represents that there is currently 150 amps 3 phase electric current available to service the Substitution Space. Anytime after the Substitution Space Commencement Date, Tenant may provide Landlord with a load letter, reasonably satisfactory to Landlord, evidencing Tenant’s need for additional electric power, up to a maximum of an additional 350 amps, with respect to the Substitution Space, and

Landlord shall make available such additional power to service the Substitution Space. Notwithstanding anything to the contrary contained herein, Landlord may, at its option, anytime during the term of the Lease, including without limitation the period of time immediately after which Tenant submits its load letter, have its electrical engineer survey Tenant’s electric current requirements and consumption thereof and issue a load letter as to the status of Tenant’s power requirement and consumption thereof. If said load letter states that (i) Tenant requirements and its then consumption level of electric current with respect to the Substitution Space, is less than the amount of amps then being distributed to Tenant, then in such event, Landlord may redistribute the balance of such power (i.e. the difference between Tenant’s then current consumption in amps and the amount of amps then being distributed to Tenant) and to other tenants in the Building or for Landlord’s Building systems; or (ii) is less than the amount of the amps reflected in Tenant’s load letter, then Landlord shall only be required to provide the additional amps as reflected in the load letter submitted by Landlord’s electrical engineer.

9. Promptly subsequent to the full execution of this Fourth Modification between parties hereto, Landlord agrees to provide Tenant with an ACP-5 certificate, or comparable certificate providing in effect that plans for alterations to be performed to the Substitution Space may be filed with the New York City Department of Buildings as a “no asbestos” project and that no action need be taken regarding asbestos with respect to the Substitution Space. In addition, Landlord will be responsible, at its sole cost and expense, to promptly encapsulate or remove any friable asbestos in the Substitution Space, provided however that any violations of laws relating to asbestos caused by Tenant’s construction shall be remedied by Tenant at its sole cost and expense.

10. In addition to the foregoing, the Landlord shall not be bound by any representations, understandings, promises or agreements not contained in the Lease or in this Fourth Modification, and this Fourth Modification shall not bind the Landlord and the Tenant until executed and delivered.

11. This Fourth Modification may not be changed, modified or canceled orally and shall be binding upon and inure to the benefit of the respective parties hereto, their successors, and except as otherwise provided in the Lease, their assigns. As modified and extended by the terms of this Fourth Modification, the Lease is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Modification as of the day and year first above written.

Witness:	ABNER PROPERTIES COMPANY

BY:
As to Landlord		Jonathan Rosen, General Partner

Witness:	ALLOY, INC.

BY:
As to Tenant		Jim Johnson, President 66 2nd Avenue New York, New York 10003

Exhibit “A” (Workletter) annexed to and forming part of Fourth Lease Modification and Extension Agreement dated October 8, 2007 between ABNER PROPERTIES COMPANY, as Landlord and ALLOY, INC., as Tenant, covering, inter alia, the entire 12th floor in the building known as 151 West 26th Street, New York, New York.

Provided the Tenant is not in default hereunder, Landlord agrees, at its own cost and expense, to do the following work within the Substitution Space in building standard manner:

1)	Demolish and remove all interior non-load bearing drywall partitions.

2)	Replace the existing windows located in rear portion of the Substitution Space with new building standard windows.

Any request by Tenant for Landlord to make any changes in or to the work set forth above must be made in writing to Landlord who may consent to or reject such requests. To the extent such changes result in additional costs or delay the completion of Landlord’s work, Tenant shall be responsible for such additional costs and delay.

In addition, Tenant shall be liable for any delays resulting from Tenant’s requests regarding the scheduling of Landlord’s work or from any other action of Tenant which otherwise impacts Landlord’s ability to perform such work.

Except as provided in this Work letter, Landlord shall be under no obligation to make any other improvements or alterations in the Substitution Space and Tenant agrees to accept the demised premises “as is” in its present condition. Any work conditioned upon Tenant’s request is deemed waived unless requested in writing more than six (6) months prior to expiration of the within term.

Tenant shall, if required hereunder, make elections and deliver any plans and specifications to Landlord for Landlord’s approval as soon as reasonably practical. They shall incorporate all information which may be needed by Landlord to let the contracts for the performance of the work, and shall be fully dimensioned working drawings. Progress of the work shall not affect the payment of rent.